SCHEDULE A

BAYVIEW MSR OPPORTUNITY MASTER FUND, L.P.

Bayview Capital GP MSR, LLC is the general partner of Bayview MSR Opportunity Master Fund, L.P. Bayview Asset Management, LLC is the sole member of Bayview Capital GP MSR, LLC.

BAYVIEW ASSET MANAGEMENT, LLC

The following sets forth the name and principal occupation of each of the officers and directors of Bayview Asset Management, LLC, each of whom is a citizen of the United States.

Name	Principal Occupation	Principal Business Address
David Ertel	Chief Executive Officer, Director	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Brian Bomstein	Chief Legal Officer, Director	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Richard O’Brien	Co-Chief Operations Officer, Director	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Brett Evenson	Managing Director	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Matthew Miller	Managing Director	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Carlos Portugal	Chief Compliance Officer	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Gregory Geiling	Co-Chief Operations Officer	4425 Ponce de Leon Blvd. Coral Gables, FL 33146
Michael Magee	Chief Financial Officer	4425 Ponce de Leon Blvd. Coral Gables, FL 33146

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any shares of Class A Common Stock.